Form 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report(Date of earliest event reported):
                                December 20, 2000


                            WESTMORELAND COAL COMPANY
                            -------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                       0-752                    23-1128670
          --------                       -----                    ----------
(State or other jurisdiction       (Commission File           (I.R.S. Employer
    of incorporation or                  Number              Identification No.)
       organization)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado       80903
--------------------------------------------------------------       -----
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

     Westmoreland Coal Company announced today that William M. Stern had joined its Board of Directors. Mr. Stern, 55, is Senior Vice President, Stern Brothers & Co., specializing in municipal underwriting. He also serves as trustee for or owns 8,900 depositary shares, each representing one-quarter of a share of Westmoreland's Series A Convertible Exchangeable Preferred Stock.

Item 7. Financial Statements and Exhibits

            (c) Exhibits

            Exhibit 99.9 -- Press release dated December 20, 2000.


                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         WESTMORELAND COAL COMPANY



Date: December 20, 2000             /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

(Exhibit 99.9)
                      -------------------------------------
                      Westmoreland Announces Appointment Of
                         Second Preferred Stock Director
                      -------------------------------------


Colorado Springs, CO - December 20, 2000 - Westmoreland Coal Company (AMEX: WLB) announced today that William M. Stern had joined its Board of Directors. Mr. Stern, 55, is Senior Vice President, Stern Brothers & Co., specializing in municipal underwriting. He also serves as trustee for or owns 8,900 depositary shares, each representing one-quarter of a share of Westmoreland's Series A Convertible Exchangeable Preferred Stock.

Mr. Stern joins the Board as a preferred stock director, filling the second preferred stock directorship vacated in October when Robert Killen and James Sight relinquished the preferred seats so that new directors with greater direct personal stakes in the preferred shares could be elected. Mr. Stern had supported a dissident slate of nominees for the preferred stock director seats in an unsuccessful consent solicitation earlier in the fall. Michael Armstrong, who beneficially owns 11,334 depositary shares and was recommended by a representative of Quinn Southwest (whose customers own approximately 24% of the outstanding preferred shares in their accounts), was appointed to the Board in late October. Under the terms of the Certificate of Designation governing the Series A Preferred Stock, the holders of such stock are entitled to elect two members of the Company's Board when there are six or more accumulated but unpaid preferred stock dividends. The holders of the Series A Preferred Stock have elected directors to Westmoreland's Board since 1996.

In addition to Messrs. Armstrong and Stern, Thomas J. Coffey, Pemberton Hutchinson, Robert E. Killen, William R. Klaus, Thomas W. Ostrander, Christopher
K. Seglem (Chairman) and James W. Sight serve on Westmoreland's Board of Directors.

In announcing Mr. Stern's appointment, Christopher K. Seglem, Westmoreland's Chairman, President and CEO said: "The Company welcomes Mr. Stern onto its Board of Directors and again thanks Messrs. Killen and Sight for making these new appointments possible."

Mr. Stern stated: "I offered my name as a candidate with the conviction that I could be an effective and unbiased representative for preferred shareholders. After discussion with current directors, management and other major preferred shareholders, I am pleased to have this opportunity to serve as one of the preferred stock directors on Westmoreland's board."

Westmoreland Coal Company, headquartered in Colorado Springs, is the oldest independent coal company in the United States. It is implementing a strategic plan for expansion and growth through the acquisition and development of coal, gas and power opportunities in the changing energy marketplace. With over $200 million in available tax loss carryforwards (NOLs), the Company hopes to enjoy near pre-tax levels of cash flow from profitable operations. Westmoreland has made several announcements relative to its progress in this regard. The Company has announced an agreement to acquire Montana Power Company's coal business and an agreement to acquire the coal operations of Knife River Corporation which, together with its existing operation, will place it among the ten largest coal producers in the United States. The Company's existing operations include Powder River Basin coal mining through its 80%-owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.

                                      # # #

                       Contact: Diane Jones (719) 442-2600